EXHIBIT 99.1

Fifth Street Finance Corp. Announces the Closing of a Three-Year Credit Facility With Wells Fargo Bank, National Association

WHITE PLAINS, N.Y., Nov. 17, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced the closing of a three-year credit facility with Wells Fargo Bank, National Association ("Wells Fargo") on November 16, 2009 in the amount of $50 million with an accordion feature which allows for potential future expansion of the facility up to $100 million. The facility may be extended for up to two additional years upon the mutual consent of Wells Fargo and Fifth Street, and bears interest at a rate of LIBOR plus 4% per annum.

"With the closing of the three-year credit facility, we are pleased to have expanded our relationship with Wells Fargo, a book runner on our IPO and follow-on transactions," stated Leonard Tannenbaum, Fifth Street's President and Chief Executive Officer, adding that "our ability to access this capital will allow us to continue to grow our portfolio and take advantage of improving market conditions with a strong financial partner."

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Director, Investor Relations
          (914) 286-6811
          Stacey@fifthstreetcap.com